Exhibit 3.1

AMENDMENT NO. 2

TO

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NGL ENERGY HOLDINGS LLC

This Amendment No. 2 (the “Amendment”), dated as of June 27, 2014, to Third Amended and Restated Limited Liability Company Agreement (the “Agreement”) of NGL Energy Holdings LLC (the “Company”), dated as of February 25, 2013, is entered into by the Members of the Company pursuant to Section 16.02(a) of the Agreement.  Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.  Unless otherwise indicated, all section references in this Amendment refer to sections of the Agreement.

WHEREAS, in connection with the sale by EMG I NGL GP Holdings, LLC, a Delaware limited liability company (“EMG I”), of Membership Interests to the Purchasers (as hereinafter defined) pursuant to a Membership Interest Purchase Agreement dated June 27, 2014, following which EMG I owns Membership Interests representing a 5.7330% Ownership Percentage, it is a condition to EMG I’s willingness to sell the Membership Interests to Purchasers that EMG I  maintain its right to appoint a member of the Board of Directors of the Company (the “Board”);

WHEREAS, pursuant to Section 16.02(a) of the Agreement, the Members owning (in the aggregate) 80% or more of the outstanding Units may amend the Agreement, subject to certain limitations set forth in Section 16.02(a) of the Agreement; and

WHEREAS, the Members of the Company owning (in the aggregate) 80% or more of the outstanding Units previously approved the Amendment by written consent and authorized the officers of the Company to enter into and adopt this Amendment on behalf of the Members.

NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

Section 1.01                             Amendment of Agreement.  The Agreement is hereby amended as follows:

(a)                                 The definition of Requisite Ownership Threshold shall be deleted in its entirety and replaced with the following:

“Requisite Ownership Threshold” means, (i) with respect to the Coady Group (acting together in their capacities as Members) and the IEP Group (acting together in their capacities as Members), an aggregate number of Units held by such Member and its Affiliates which equal an Ownership Percentage of not less than 10%, (ii) with respect to SemGroup, an aggregate number of Partnership Units of not less than 2,500,000 (subject to adjustment for unit split, reverse split and similar transaction), (iii) with respect to EMG I, an aggregate number of Units held by it and its Affiliates which equal an Ownership Percentage of not less than 5.0%, (iv) with respect to EMG II, an aggregate number of Units held by it and its Affiliates which equal an Ownership Percentage of not less than 5.364% and (v) with respect to Frank Mapel, direct or indirect ownership of an aggregate number of Partnership Units of not less than 100,000 (subject to adjustment for unit split, reverse split and similar transaction ); provided, that the number of Partnership Units “indirectly” owned by Mr. Mapel through his ownership in an entity that owns Partnership Units shall be determined by multiplying the number of Partnership Units owned by such entity by the percentage of Mr. Mapel’s ownership of such entity.

Section 2.01                             Counterparts.  This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Each party shall become bound by this Amendment immediately upon affixing its signature hereto.

Section 3.01                             Ratification.  Except as expressly amended by this Amendment, the Agreement is in all respects ratified and confirmed and all of the terms and conditions and provisions of the Agreement shall remain in full force and effect.

Section 4.01                             Applicable Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

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IN WITNESS WHEREOF, a duly authorized officer of the Company has executed this Amendment on behalf of the Members pursuant to the written consent adopted by the Members on June 27, 2014, to be effective as of the date first set forth above.

NGL ENERGY HOLDINGS LLC

By:	/s/ H. Michael Krimbill

Name:	H. Michael Krimbill

Title:	Chief Executive Officer